Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of April 21, 2020, among Change Healthcare Holdings, LLC, a Delaware limited liability company (the “Issuer”), Change Healthcare Finance, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), the guarantors party hereto (collectively, the “Guarantors”) and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuers and the Trustee have heretofore executed and delivered an indenture, dated as of February 15, 2017 (as supplemented by the Completion Date Supplemental Indenture, dated as of March 1, 2017, among the Guarantors party thereto and the Trustee, the “Initial Indenture” and, together with this Supplemental Indenture, and as further amended and supplemented, the “Indenture”), providing for the issuance of $1,000,000,000 aggregate principal amount of 5.75% Senior Notes due 2025 (the “Initial Notes”);

WHEREAS, Section 2.01(d) of the Indenture provides that Additional Notes ranking pari passu with the Initial Notes may be issued from time to time by the Issuers (subject to the Issuers’ compliance with Section 4.09 of the Indenture) without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and, except as set forth therein, shall have the same terms as to status, redemption or otherwise as the Initial Notes;

WHEREAS, the Issuers and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing an additional $325,000,000 aggregate principal amount of 5.75% Senior Notes due 2025, having terms substantially identical in all material respects to the Initial Notes (the “Additional 2025 Notes” and, together with the Initial Notes, the “Notes”); and

WHEREAS, Section 9.01 of the Indenture provides that, among other things, the Issuers, the Guarantors and the Trustee may supplement the Indenture without the consent of any Holder to provide for the issuance of Additional Notes in accordance with the terms of the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Additional Notes. The Additional 2025 Notes are hereby created under the Indenture and the Trustee is directed to authenticate and deliver the Additional 2025 Notes, which constitute Additional Notes under the Indenture and are governed thereby. The Additional 2025 Notes shall have terms substantially identical to the Initial Notes and shall be issued at an issue price of 100.000%, plus accrued and unpaid interest from March 1, 2020. The Initial Notes and the Additional 2025 Notes shall be treated as a single class for all purposes under the Indenture.

(3) Necessary Actions. Each of the Issuers and the Guarantors hereby represents and warrants that all actions necessary to give effect to this Supplemental Indenture have been taken.

(4) Form of Additional Notes. The Additional 2025 Notes shall initially be evidenced by one or more Global Notes (each, a “Global Note”), substantially in the form of Exhibit A hereto.

(5) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or direct or indirect equityholder of any Issuer or any Guarantor (other than the Issuers in respect of the Notes and each Guarantor in respect of its Guarantee) shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, any Guarantees, the Indenture, this Supplemental Indenture or any other supplemental indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(6) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(7) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes

(8) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(9) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

(10) Successors. All agreements of the Issuers and the Guarantors in this Supplemental Indenture shall bind their respective successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(11) Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all the terms and conditions of this Supplemental Indenture, with respect to the Notes, shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CHANGE HEALTHCARE HOLDINGS, LLC,
as Issuer

By:	/s/ Fredrik Eliasson
Name:	Fredrik Eliasson
Title:	Chief Financial Officer and Treasurer

By:	/s/ Loretta Cecil
Name:	Loretta Cecil
Title:	Secretary

CHANGE HEALTHCARE FINANCE, INC.,
as Co-Issuer

By:	/s/ Fredrik Eliasson
Name:	Fredrik Eliasson
Title:	Chief Financial Officer and Treasurer

By:	/s/ Loretta Cecil
Name:	Loretta Cecil
Title:	Secretary

[Signature Page to Supplemental Indenture (2020 Additional Notes)]

CHANGE HEALTHCARE PRACTICE MANAGEMENT SOLUTIONS, INC.
CHANGE HEALTHCARE PRACTICE MANAGEMENT SOLUTIONS INVESTMENTS, INC.
CHANGE HEALTHCARE PRACTICE MANAGEMENT SOLUTIONS GROUP, INC.
CHANGE HEALTHCARE RESOURCES HOLDINGS, INC.
VIEOSOFT, INC.
CHANGE HEALTHCARE ENGAGEMENT SOLUTIONS, INC.
CHANGE HEALTHCARE PHARMACY SOLUTIONS, INC.
CHANGE HEALTHCARE CORRESPONDENCE SERVICES, INC.
CHANGE HEALTHCARE HOLDINGS, INC.
CHANGE HEALTHCARE INTERMEDIATE HOLDINGS, INC.
CHANGE HEALTHCARE PERFORMANCE, INC.
CHANGE HEALTHCARE PUERTO RICO, LLC
CHANGE HEALTHCARE RESOURCES LLC
CHANGE HEALTHCARE COMMUNICATIONS, LLC
CHANGE HEALTHCARE PAYER PAYMENT INTEGRITY, LLC
CHANGE ENCIRCLE, LLC
CHANGE HEALTHCARE BUSINESS FULFILLMENT, LLC
CHANGE HEALTHCARE SOLUTIONS, LLC
CHANGE HEALTHCARE OPERATIONS, LLC
CHANGE HEALTHCARE MANAGEMENT COMPANY, LLC
CHANGE HEALTHCARE HEALTHQX, LLC
CHANGE HEALTHCARE TECHNOLOGIES, LLC
CHANGE HEALTHCARE TECHNOLOGY ENABLED SERVICES, LLC
CHANGE HEALTHCARE ADVOCATES, LLC
MED3000 HEALTH SOLUTIONS SOUTHEAST

By:	/s/ Loretta Cecil
Name:	Loretta Cecil
Title:	Secretary

[Signature Page to Supplemental Indenture (2020 Additional Notes)]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

[Signature Page to Supplemental Indenture (2020 Additional Notes)]

EXHIBIT A

[FORM OF NOTE]

[FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP	[●][●][1]
ISIN	[●][●][2]

[RULE 144A][REGULATION S] [GLOBAL] NOTE

representing [up to]

$[                    ]

5.75% Senior Notes due 2025

No.	[$	]

Change Healthcare Holdings, LLC, a Delaware limited liability company, and Change Healthcare Finance, Inc., a Delaware corporation, jointly and severally, promise to pay to [Cede & Co.]* or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of                      United States dollars] on March 1, 2025.

Interest Payment Dates:	March 1 and September 1, commencing on September 1, 2020

Record Dates:	February 15 and August 15

Additional provisions of this Note are set forth on the other side of this Note.

*	Include only if the Note is issued in global form.

[1]	15911N AA3 (144A); U1600N AA6 (Reg S)
[2]	US15911NAA37 (144A); USU1600NAA64 (Reg S)

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated:

CHANGE HEALTHCARE HOLDINGS, LLC, as Issuer

By:
Name:
Title:

By:
Name:
Title:

CHANGE HEALTHCARE FINANCE, INC., as Co-Issuer

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Date:

[REVERSE OF NOTE]

5.75% Senior Notes due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Change Healthcare Holdings, LLC, a Delaware limited liability company (such Person, and its respective successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), Change Healthcare Finance, Inc., a Delaware corporation (such Person, and its respective successors and assigns under the Indenture hereinafter referred to, being herein called the “Co-Issuer” and, together with the Issuer, the “Issuers”), jointly and severally, promise to pay interest on the principal amount of this Note at a rate per annum of 5.75% from March 1, 202033 until maturity. The Issuers will pay interest on this Note semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2020, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuers will make each interest payment to the Holder of record of this Note on the immediately preceding February 15 and August 15 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Issuers will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Cash payments of principal of, premium, if any, and interest on this Note will be payable at the office or agency of the Issuers maintained for such purpose pursuant to Section 4.02 of the Indenture or, at the option of the Issuers, cash payment of interest may be made through the Paying Agent by check mailed to the Holders at their respective addresses set forth in the Note Register of Holders; provided that (a) all cash payments of principal, premium, if any, and interest with respect to Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made through the Paying Agent by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated Notes may, at the option of the Issuers, be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States of America if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent, Transfer Agent and Registrar. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent, Transfer Agent and Registrar. The Issuers may change any Paying Agent, Transfer Agent or Registrar without prior notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

[3]	In the case of Notes issued on the Issue Date.

4. Indenture. The Issuers issued the Notes under an Indenture, dated as of February 15, 2017 (as supplemented by that certain Completion Date Supplemental Indenture, dated as of March 1, 2017, as supplemented by that certain Second Supplemental Indenture, dated as of April 21, 2020, and as further amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuers, the Guarantors party thereto from time to time, the Trustee, the Transfer Agent, the Registrar and the Paying Agent. This Note is one of a duly authorized issue of notes of the Issuers designated as their 5.75% Senior Notes due 2025. The Issuers shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) [Reserved].

(b) [Reserved].

(c) The Issuers may, at their option and on one or more occasions, redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelve-month period beginning on March 1 of each of the years indicated below:

Year	Notes Redemption Percentage
2020	102.875%
2021	101.438%
2022 and thereafter	100.000%

(d) [Reserved].

(e) Notwithstanding the foregoing, in connection with any Change of Control Offer, Asset Sale Offer or other tender offer for the Notes, if Holders of not less than 90.0% in aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such Change of Control Offer, Asset Sale Offer or other tender offer and the Issuers, or any third party making such Change of Control Offer, Asset Sale Offer or other tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such Change of Control Offer, Asset Sale Offer or other tender offer plus, to the extent not included in the Change of Control Offer, Asset Sale Offer or other tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date or purchase date.

(f) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture. Notice of any redemption, whether in connection with an Equity Offering, Change of Control, Asset Sale, other transaction or event or otherwise, may, at the Issuers’ discretion, be given prior to the completion or occurrence thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, Change of Control, Asset Sale or other transaction or event, as the case may be. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time (which may be more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the Redemption Date, or by the Redemption Date so delayed, or that such notice may be rescinded at any time in the Issuer’s discretion if the Issuers determine that any or all of such conditions will not be satisfied. For the avoidance of doubt, if any Redemption Date shall be delayed pursuant to this paragraph 5 or Section 3.07 of the Indenture and the terms of the applicable notice of redemption, such Redemption Date as so delayed may occur at any time after the original Redemption Date set forth in the applicable notice of redemption and after the satisfaction of any applicable conditions precedent including, without limitation, on a date that is less than 10 days after the original Redemption Date and/or more than 60 days after the date of the applicable notice of redemption. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person. The Issuers, the Investors and their respective Affiliates may, at their discretion, at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, in the open market, negotiated transactions, or otherwise.

6. Mandatory Redemption. Except as provided in Section 3.10 of the Indenture, the Issuers shall not be required to make any mandatory redemption or sinking fund payment with respect to the Notes.

7. Notice of Redemption. Subject to Sections 3.03, 3.07(e) and 3.08 of the Indenture, the Issuers shall send electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days (except as set forth in Section 3.07(f) of the Indenture or in connection with a Special Mandatory Redemption described in Section 3.10 of the Indenture) but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture or under the circumstances described in Section 3.07(f) of the Indenture. Notes and portions of Notes selected for redemption shall be in integral multiples of $1,000 (but in a minimum amount of $2,000) and no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed, even if not in a principal amount of at least $2,000. On and after the Redemption Date, unless the Issuers default in the payment of the redemption price, interest ceases to accrue on this Note or portions thereof called for redemption.

8. Offers to Repurchase. Upon the occurrence of a Change of Control, unless the Issuers have previously or concurrently electronically delivered or mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 or Section 11.01 of the Indenture, the Issuers shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuers shall make an Asset Sale Offer as and when provided in accordance with Sections 3.08 and 4.10 of the Indenture.

Other than as specifically provided in Section 3.08 or Section 4.10 of the Indenture, any purchase pursuant to Section 3.08 of the Indenture shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 and Sections 3.07(e) and (f) of the Indenture, and references therein or herein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of Notes shall be registered and Notes may only be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers and the Transfer Agent need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Also, the Issuers and the Transfer Agent need not exchange or register the transfer of any Notes for a period of 15 days before the delivery of a notice of redemption of Notes to be redeemed.

10. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

11. Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12. Defaults and Remedies.

(a) The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) of the Indenture with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of not less than 30.0% in aggregate principal amount of all of the then total outstanding Notes may, by written notice to the Issuers and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal of and any previously accrued and payable premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a) of the Indenture with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of all the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

(b) The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal premium, if any, or interest, if it determines that withholding notice is in their interest.

(c) Holders of a majority in aggregate principal amount of all the then outstanding Notes, by notice to the Trustee (with a copy to the Issuers, provided that any waiver or rescission under Section 6.04 of the Indenture shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuers) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (including in connection with an Asset Sale Offer or a Change of Control Offer) (except for a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder (other than as a result of acceleration of the Notes)) and rescind any acceleration with respect to the Notes and its consequences under the Indenture (except if such rescission would conflict with any judgment of a court of competent jurisdiction). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

(d) The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer shall, within 30 days of becoming aware of any Default, deliver to the Trustee by registered or certified mail or by facsimile transmission a statement specifying such Default.

13. Guarantees. The Issuers’ obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

14. Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

15. Governing Law. THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16. CUSIP Numbers and ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and ISINs to be printed on the Notes and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

c/o Change Healthcare Holdings, LLC

5995 Windward Parkway

Alpharetta, GA 30005

Attention: Loretta Cecil, General Counsel

Facsimile: (404) 338-5145

With a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Jay J. Kim

E-mail: jay.kim@ropesgray.com

Telephone: (212) 497-3626

Facsimile: (646) 728-1667

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.10	[ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $                . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.